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                                                                      EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the following (i) Registration Statement No. 2-82186 on Form S-8 filed March 3, 1983; (ii) Registration Statement No. 33-37187 on Form S-3 filed February 27, 1991; (iii) Registration Statement No. 33-48363 on Form S-8 filed June 3, 1992; (iv) Registration Statement No. 33-79146 on Form S-8 filed May 19, 1994; and (v) Registration Statement No. 333-06021 on Form S-8 filed June 14, 1996, and in the related Prospectuses, of our reports with respect to the consolidated financial statements and schedule of WMS Industries Inc. and subsidiaries included and/or incorporated by reference, in the Annual Report (Form 10-K) of WMS Industries Inc. for the year ended June 30, 1997.

                                          /s/ Ernst & Young LLP

Chicago, Illinois
September 24, 1997